FOR IMMEDIATE RELEASE

CONTACT: Debbie Nalchajian-Cohen
559.222.1322

CENTRAL VALLEY COMMUNITY BANK NAMES NEW REGIONAL
EXECUTIVE VICE PRESIDENT, MARKET EXECUTIVES

The Bank’s Northern region will be managed by Blaine Lauhon and
Ken Ramos will oversee the Southern region

FRESNO, CALIFORNIA…July 16, 2019… James M. Ford, President and Chief Executive Officer of Central Valley Community Bank (Bank) and Central Valley Community Bancorp, announced the promotion of Blaine Lauhon to Executive Vice President, Market Executive to manage the Bank’s Northern region; and welcomes Ken Ramos, Executive Vice President, Market Executive to oversee the Southern region.
The decision to expand the Bank’s leadership team with two Executive Vice President, Market Executives is part of the reorganization plans announced earlier in 2019 to combine the commercial and community banking divisions under one leader, James Kim, Executive Vice President and Chief Operating Officer, to create a single dynamic client service and revenue structure that supports the growing footprint and strategic vision for the Company’s future.
Under this new structure, Lauhon will manage the northern region encompassing Greater Sacramento, Stanislaus and San Joaquin counties, while Ramos will oversee the Bank’s southern region which includes Merced, Madera, Fresno, and Tulare counties. Respectively, they will be responsible for leading strategic company-wide initiatives; guiding the success of their teams with a specific focus on the mission and core values of the Company, including client relations, deposit and lending growth; and new relationship development.

“Central Valley Community Bank turns 40 in January 2020. We are proud of our history, successful growth, and our continued emphasis on client and community service,” said Ford. “We welcome Blaine and Ken to our seasoned executive management team. Their tremendous experience and

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regional leadership will allow us to increase the unique brand of service our clients have become accustomed to, as well as drive market expansion opening opportunities for existing team member growth and the recruitment of new professional bankers to join our Company.”
Lauhon, a veteran Sacramento banker joined Central Valley Community Bank in October of 2017 as Senior Vice President, Senior Credit Officer. He is a highly respected team member and is deeply rooted in Greater Sacramento. With over three decades of financial experience, Lauhon has extensive bank leadership, and commercial and agribusiness lending expertise. He holds educational degrees from Dartmouth College Graduate School of Credit and Financial Management, University of Colorado Graduate School of Banking, and a B.S. in Agricultural Business from California State University, Chico. Lauhon’s professional and community service affiliations include the Small Business Development Corporation, Risk Management Associates, Boy Scouts of America and Kiwanis International.
Ramos, a seasoned banker joins Central Valley Community Bank with nearly two decades of bank leadership, agribusiness and commercial banking experience, most recently with a major commercial bank as the Business Banking President overseeing the Central Valley region, which includes the counties he will manage in his new role. He received his B.S. in Agricultural Business, Finance from California Polytechnic State University, San Luis Obispo, and is a Banking and Finance Program Graduate from Pacific Coast Banking School. Ramos is well-known for his community service as well as his notable stewardship in banking. He currently serves on the boards for Fresno State Ag One Foundation, Downtown Fresno Partnership, Valley Children’s Hospital Foundation, ABA National Agricultural Committee, and the CBA California Lending Committee.
About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates full-service offices throughout California’s San Joaquin Valley and Greater Sacramento regions. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.

Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, Robert J. Flautt, James M. Ford, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Karen Musson, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.

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Photo attachment:

•	Blaine Lauhon, Executive Vice President, Market Executive, Northern Region

•	Ken Ramos, Executive Vice President, Market Executive, Southern Region

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